                                                                   EXHIBIT 10.28

April 15, 1998
Page 1




BANK OF AMERICA NATIONAL TRUST          BANKERS TRUST COMPANY
AND SAVINGS ASSOCIATION                 130 Liberty Street
BANCAMERICA ROBERTSON STEPHENS          New York, New York  10006
231 South LaSalle Street
Chicago, Illinois  60697



                                 April 15, 1998



DEL MONTE CORPORATION
One Market
San Francisco, California  94105

Attention: Thomas E. Gibbons, Treasurer

        Re:  Senior Secured Facilities for
             Del Monte Corporation

Gentlemen:

        You have advised us that Del Monte Corporation (the "Company") proposes to engage in an amendment and restatement of its senior credit facilities immediately following an initial public offering (the "Offering") of the common stock of its parent corporation, Del Monte Foods Corporation ("DMFC"). You have further advised us that, in connection with the Offering, each of DMFC and the Company intends to redeem certain of its public indebtedness. Such amendment and restatement, the Offering and such debt redemptions are collectively called the "Transactions."

        Sources and Uses of Funds

        The approximate sources of funds for the Transactions are as follows:

April 15, 1998
Page 2


                                                               AMOUNT
        SOURCES                                              ($MILLIONS)
        -------                                              -----------
        Revolving Credit Facility (drawn amount)                     87
        Term Loan Facility
                  Tranche A term loan                        150
                  Tranche B term loan                        150    300
                                                                    ---
        DEL MONTE SENIOR DEBT SUBTOTAL                              387

        Gross Proceeds of Offering                                  250
                                                                    ---
        TOTAL SOURCES                                               637
                                                                    ===

        The approximate uses of funds in the Transactions are as follows:

                                                                        AMOUNT
        USES                                                         ($MILLIONS)
        ----                                                         -----------

        Refinance Senior Credit Facilities                               460
        Redeem DMFC Preferred Stock                                       40
        Redemption of Company Senior Subordinated Notes                   52
        Redemption of DMFC Notes                                          47
        Redemption Premiums                                               13
        Fees and Expenses                                                 25
                                                                         ---
        TOTAL USES                                                       637
                                                                         ===

        You have further advised us that the Revolving Credit Facility will be used to provide for the working capital requirements and other general corporate purposes of the Company and its subsidiaries upon consummation of the Transactions.

        Facilities Commitment

        Based on (and subject to) the foregoing, each of Bank of America National Trust and Savings Association ("BofA") and Bankers Trust Company ("BTCo.") is severally pleased to confirm that it is willing to provide up to $50 million of an aggregate $700 million of senior secured bank facilities, under which the "Del Monte Senior Debt Subtotal" described above will be provided. The senior secured bank facilities (the "Facilities") will be comprised of a six-year Tranche A term loan of up to $150 million and an eight-year Tranche B term loan of up to $150 million (collectively, the "Term Loan Facility") and a six-year borrowing base revolving credit

April 15, 1998
Page 3


facility of up to $400 million, which shall be available for working capital loans, letters of credit and general corporate purposes, with sublimits to be agreed upon (the "Revolving Credit Facility").

        Upon your acceptance of this letter, BofA's affiliate, BancAmerica Robertson Stephens ("BARS"), will endeavor on a best efforts basis, as arranger (in such capacity, the "Arranger"), to form a group of banks, financial institutions and other "accredited investors" (as defined in SEC regulations; each such bank, financial institution and accredited investor, including BofA and BTCo., being a "Lender" and collectively the "Lenders") to commit to the balance of the Facilities. BofA proposes to act as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). BTCo. proposes to act as documentation agent for the Lenders (in such capacity, the "Documentation Agent" and, together with the Administrative Agent, the "Agents"). The principal terms and conditions of each of the Facilities are set forth in the Summary of Terms attached hereto as Annex A.

        To assist the Arranger in its syndication efforts, you agree to provide upon their request all information reasonably deemed necessary by them to complete successfully the syndication of the Facilities, including but not limited to information and projections prepared by you or on your behalf relating to the Transactions. You hereby authorize the Arranger to commence its syndication efforts immediately, and agree actively to assist the Arranger in achieving a syndication that is satisfactory to the Arranger and you. The Arranger reserves the right (in consultation with you) to allocate the commitments offered by the Lenders.

        BofA Relationships

        BARS is a wholly-owned, non-bank subsidiary of BankAmerica Corporation, the parent company of BofA. BARS is a broker-dealer registered with the Securities and Exchange Commission, and is a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation.

        BofA and BARS shall have the right to assign and delegate their respective commitments, rights and obligations under this letter and the Fee Letter (defined below) to their respective affiliates.

        Representations and Covenants

        The Company hereby represents that: (a) all information (including, without limitation, the Form S-1 Registration Statement of DMFC filed with the Securities and Exchange

April 15, 1998
Page 4


Commission on March 19, 1998), other than Projections (as defined below), which has been made available to the Agents, the Arranger or the Lenders by the Company or any of its representatives in connection with the transactions contemplated hereby (together with information hereafter made available, the "Information"), taken as a whole, is now, and as supplemented by the Company prior to the closing date, as of the closing date will be, complete and correct in all material respects and does not now, and as supplemented by the Company prior to the closing date, on the closing date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements were or are made, not materially misleading; and (b) all financial projections concerning DMFC and the Company that have been or are hereafter made available to the Agents, the Arranger or the Lenders by the Company or any of its representatives (the "Projections") prior to the closing date in connection with the transactions contemplated hereby have been or, in the case of such Projections made available after the date hereof, will be prepared in good faith based upon assumptions believed by the Company at the time of preparation thereof to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and that no assurance can be given that such Projections will be realized). In arranging and syndicating the Facilities, the Arranger will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations and covenants contained in this letter shall be superseded by those contained in such definitive financing agreement.

        Expenses and Indemnification

        The Company shall pay the reasonable costs and expenses (including the reasonable fees and expenses of counsel (including the non-duplicative allocated costs of any internal counsel) to the Agents, reasonable professional fees of consultants and other experts and reasonable out-of-pocket expenses of the Agents, including without limitation syndication expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and the syndication of the Facilities. The Company further agrees to indemnify and hold harmless each of the Lenders (including BofA and BTCo.) and each controlling person, director, officer, employee, agent, attorney and affiliate thereof (each an "indemnified person") from and against any losses, claims, damages, liabilities or other expenses to which a Lender or such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the actions of the Company and its affiliates in connection with the Transactions, any of the statements contained in this letter or

April 15, 1998
Page 5


relating to the extension of the financing contemplated by this letter, or any use or intended use of the proceeds of any of the loans and other extensions of credit contemplated by this letter, and to reimburse each of the Lenders and each indemnified person for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not such Lender or any such indemnified person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided that the indemnity contained herein shall not apply to the extent that such losses, claims, damages, liabilities or other expenses result from the gross negligence or willful misconduct of such Lender or indemnified person. The obligations to indemnify each Lender and such indemnified persons and pay such legal and other expenses shall remain effective until the initial funding under a definitive financing agreement and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. Neither BofA or BTCo. nor any other Lender nor the Company shall be responsible or liable to any other person for consequential damages which may be alleged as a result of this letter. The foregoing provisions of this paragraph shall be in addition to any rights that BofA or BTCo. or any indemnified person may have at common law or otherwise.

        Confidentiality

        In connection with the services to be provided hereunder by the Agents, the Agents may employ the services of their respective affiliates. The Agents may share with such affiliates, and such affiliates may share with the Agents, any information concerning the Company and its subsidiaries; provided that the Agents and such affiliates agree to hold any non-public information confidential. Any such affiliate so employed (and its directors, officers, employees, agents, attorneys and affiliates) shall be entitled to all of the benefits afforded to the Agents hereunder.

        No Disclosure

        This letter is confidential and shall not be disclosed by you to any person other than your accountants, attorneys and, to the extent approved by the Agents, other advisors, and then only on a confidential basis and in connection with the Transactions and the related transactions contemplated herein. Additionally, you may make such disclosures of this letter (and the Fee Letter (as defined below)) as are required by law or judicial process and you may make such disclosures of this letter (but not the Fee Letter) as may be requested or appropriate in connection with any litigation.

April 15, 1998
Page 6


        Termination

        Our offer will terminate on April 16, 1998, unless on or before that date you sign and return an enclosed counterpart of this letter together with an executed copy of the accompanying letter concerning certain fee arrangements (the "Fee Letter"). The Facilities referred to herein shall in no event be available unless the Transactions have been consummated on or prior to July 31, 1998.

        Governing Law; Counterparts

        This letter agreement shall be construed in accordance with the internal laws of the State of New York. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

        We appreciate having been given the opportunity by you to be involved in this transaction.


                                Very truly yours,

                                BANK OF AMERICA NATIONAL TRUST AND
                                SAVINGS ASSOCIATION



                                By:  /s/William J. Stafeil
                                     ---------------------------------------
                                Title:  Vice President
                                        ------------------------------------


                                BANCAMERICA ROBERTSON STEPHENS


                                By:  /s/Mark L. Rice
                                     ---------------------------------------
                                Title:  Managing Director
                                        ------------------------------------


                                BANKERS TRUST COMPANY



                                By:  /s/Virginia M. Summer
                                     ---------------------------------------
                                Title:  Managing Director
                                        ------------------------------------


AGREED AND ACCEPTED AS OF
April 15, 1998

DEL MONTE CORPORATION


By:  /s/T.C. Gibbons
     ---------------------------------------
Title:  Senior Vice President & Treasurer
        ------------------------------------

                                                                         ANNEX A


                              DEL MONTE CORPORATION
                                SUMMARY OF TERMS


        This Summary of Terms is intended as an outline of certain of the material terms of the Facilities but does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation. This Summary of Terms is not intended to limit the scope of discussions and negotiation of any and all matters not inconsistent with the specific matters set forth herein. All terms defined in the financing letter to which this Annex A is attached (the "Financing Letter") and not otherwise defined herein shall have the same meanings when used herein.

I.      THE FACILITIES

Borrower:               The Company.

Arranger:               BancAmerica Robertson Stephens (in such capacity, the
                        "Arranger").

Lenders: Bank of America National Trust and Savings Association and certain of its affiliates ("BofA"), Bankers Trust Company and certain of its affiliates ("BTCo.") and a syndicate of banks, financial institutions and other accredited investors (the "Lenders").

Administrative
Agent:                  BofA (in such capacity, the "Administrative Agent").

Documentation
Agent: BTCo. (in such capacity, the "Documentation Agent"; and with the Administrative Agent, the "Agents").

Type and Amount:        The Facilities shall consist of a Term Loan Facility and
                        a Revolving Credit Facility.

                        Term Loan Facility. The Term Loan Facility will consist of Tranche A Loans and Tranche B Loans.

                        Tranche A Loans. The Tranche A Loans will have a final maturity date of approximately six years after the Closing and be in an original principal amount of up to $150 million. Commencing on June 30, 1999, quarterly amortization will be required in aggregate quarterly amounts of $7.5 million.

                        Tranche B Loans. The Tranche B Loans will have a final maturity date of approximately eight years after the Closing Date and be in an original principal amount of up to $150 million. Commencing on June 30, 1999, quarterly amortization will be required in aggregate quarterly amounts of $375,000 each for 24 consecutive quarters and quarterly amortization will be required in the eighth year in an aggregate annual amount of $141 million.

                        Revolving Credit Facility. The Revolving Credit Facility will have a final maturity date of six years after the Closing Date and be in an amount of up to $400 million, which shall be available for working capital loans and other general corporate purposes and a portion of up to $70 million of which shall be available for letters of credit. Availability under the Revolving Credit Facility will be subject to a borrowing base with eligibility requirements and advance rates as set forth in the Company's Amended and Restated Credit Agreement dated as of December 17, 1997 (the "Existing Credit Agreement"). Up to $25 million of the Revolving Credit Facility may be made available by BofA as a risk-participated swingline facility.

Guarantors:             Del Monte Foods Company ("DMFC"), the Company's parent,
                        and all material domestic subsidiaries of the Company.

Security:               All extensions of credit under the Facilities to the
                        Company and guaranties of material domestic subsidiaries of the Company will be secured by all existing and after-acquired personal property of the Company and its material domestic subsidiaries, including all outstanding capital stock of all subsidiaries of the Company and any intercompany debt obligations, and, subject to exceptions to be agreed upon, all existing and after-acquired real property fee and leasehold interests. DMFC's guaranty will be secured by a pledge of all outstanding capital stock of the Company.

                        The Facilities will continue to be secured by the collateral securing the Existing Credit Agreement, and will be secured by all after-acquired property.

                        Negative pledge on all assets of DMFC, the Company and its subsidiaries.

Interest Rates:         All amounts outstanding under the Facilities initially
                        shall bear interest, at the Company's option, as follows:

                        A. With respect to the Tranche A Loans and loans made under the Revolving Credit Facility:

                                (i)     at the Base Rate plus 0.50% per annum;
                                        or

                                (ii)    at the Euro-Dollar Rate plus 1.50% per
                                        annum.

                        B.      With respect to the Tranche B Loans:

                                (i)     at the Base Rate plus 0.875% per annum;
                                        or

                                (ii) at the Euro-Dollar Rate plus 1.875% per annum.

                        Loans outstanding under the swingline facility shall bear interest at the Base Rate plus 0.50% per annum and such outstanding loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the commitment fee.

                        Beginning when the compliance certificate for the Company's fiscal year ended 6/30/98 has been received by the Administrative Agent, there shall be adjustments in the interest rates set forth above for the Tranche A Loans, the Revolving Credit Facility and Tranche B Loans, as set forth on Schedule I hereto.

                        As used herein:

                        "Base Rate" means the highest of (i) the rate of interest publicly announced by BofA as its "reference rate" (the "Reference Rate"), and (ii) the federal funds effective rate from time to time plus 0.5%.

                        "Euro-Dollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) appearing on page 3750 of the Telerate screen corresponding to interest periods of one, two, three or six months (as selected by the Company) (or, if such rate is not available, the rate at which eurodollar deposits for such periods are offered to BofA in the interbank eurodollar market).

                        Interest on loans during the continuance of an Event of Default shall accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional two percentage points (2.00%) per annum and shall be payable on demand.

                        Interest on Base Rate loans bearing interest by reference to the Reference Rate shall be calculated on the basis of a year of 365 (or, if applicable, 366) days and for actual days elapsed. All other interest rates shall be calculated on the basis of a year of 360 days and for actual days elapsed.

Interest Payments:      Quarterly for Base Rate Loans; on the last day of
                        interest periods for Euro-Dollar Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears.

Interest Rate
Protection:             The Company will either (i) maintain in effect the
                        interest rate protection agreements put in place in connection with the Existing Credit Agreement for the remainder of their respective terms or (ii) put in place replacement arrangements on terms no less favorable for a term at least equal to the remaining terms of interest rate protection arrangements replaced. Interest rate swaps, caps or other hedging agreements provided by any Lender or affiliate of any Lender will be equally and ratably secured by the collateral described under "Security" above and covered by the guaranties described under "Guarantors" above.

Letter of Credit
Fee: The letter of credit fee for trade letters of credit shall be a rate per annum equal to the Euro-Dollar margin for Revolving Credit Loans minus 0.50% and for all other letters of credit shall be a per annum rate equal to the Euro-Dollar margin for Revolving Credit

                        Loans, which, in each case, shall be shared by all Lenders, and an additional 0.25% per annum to be retained by BofA for issuing the letters of credit, based upon the amount available for drawing under outstanding letters of credit. There shall be adjustments in the letter of credit fees set forth above as set forth on Schedule I hereto.

Commitment Fees:        Commitment fees equal to 0.375% per annum times the
                        daily average unused portion of the Revolving Credit
                        Facility shall accrue from the Closing Date and shall be payable quarterly in arrears on the unused portion of the Revolving Credit Facility, as the case may be, and computed on the basis of a 360-day year. There shall be adjustments in the commitment fee set forth above as set forth on Schedule I hereto.

Voluntary
Prepayments:            The Facilities may be prepaid in whole or in part
                        without premium or penalty (Euro-Dollar Loans prepayable only upon payment of related breakage) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon.
                        Voluntary prepayments of the Term Loan Facility shall be applied ratably among Tranche A Loans and Tranche B
                        Loans and shall be applied pro rata to scheduled amortization payments.

                        Notwithstanding the foregoing, in the case of any voluntary prepayment to be applied to the Tranche B Loans, the Company may elect to offer the holders of such term loans the opportunity to waive the right to receive the amount of such voluntary prepayment. In the event any such holders elect to waive such right, 50% of the amount that would otherwise have been applied as such voluntary prepayment of the applicable term loans of such holders shall be applied to the prepayment of the Tranche A Loans and 50% of such amount shall be retained by the Company.

Mandatory
Prepayments:            The Company shall make the following mandatory
                        prepayments (subject to certain exceptions and basket amounts to be negotiated in the definitive financing agreements):

                        1. Asset Sales -- prepayments in an amount equal to 100% of the net after-tax cash proceeds of the sale or other disposition of any property or assets of the Company or any of its subsidiaries other than net cash proceeds of sales or certain other dispositions in the ordinary course of business, Assets Held for Sale (as defined in the Existing Credit Agreement and including, in any event, the Company's Stockton and San Jose facilities), or the net after-tax cash proceeds of the sale or other disposition of receivables, payable within 180 days after receipt; provided that the foregoing shall not apply to sales, transfers or other dispositions of such assets the proceeds (or an amount equal to anticipated proceeds) of which are used or committed to be used by the Company for the financing of the replacement or substitution of such assets being sold prior to or within 180 days after any such sale;

                        2. Debt Financings -- prepayments in an amount equal to 100% of the net cash proceeds received from debt financings of DMFC, the Company or any of its subsidiaries, payable promptly following receipt;

                        3. Equity Offerings -- prepayments in an amount equal to 50% of the net cash proceeds received from the issuance of equity securities DMFC, the Company or any of its subsidiaries, payable promptly following receipt;

                        4. Excess Cash Flow -- prepayments in an amount equal to 50% of excess cash flow (to be defined), payable within 90 days of fiscal year-end (commencing with the fiscal year ending June 30, 1999), reducing to 0% of excess cash flow after the outstanding aggregate principal amount of Term Loans has been repaid to 50% of the Term Loans outstanding on the Closing Date.

                        All mandatory prepayments shall be applied first to reduce term loans outstanding under the Term Loan Facility to the full extent thereof and thereafter to the permanent reduction of the commitments under the Revolving Credit Facility. All mandatory prepayments shall be applied ratably between Tranche A Loans and Tranche B Loans and to scheduled amortization payments of the Term Loan Facility as follows:

                        1. Asset Sale Proceeds -- prepayment amount applied pro rata to all remaining scheduled amortization payments;

                        2. Excess Cash Flow and Equity Offerings -- prepayment amount applied pro rata to all remaining scheduled amortization payments; and

                        3. Debt Financings -- prepayment amount applied to remaining scheduled amortization payments in inverse order of maturity.

                        Notwithstanding the foregoing, in the case of any mandatory prepayment to be applied to the Tranche B Loans, the Company may elect to offer the holders of such term loans the opportunity to waive the right to receive the amount of such mandatory prepayment. In the event any such holders elect to waive such right, 50% of the amount that would otherwise have been applied as such mandatory prepayment of the applicable term loans of such holders shall be applied to the prepayment of the Tranche A Loans and 50% of such amount shall be retained by the Company.

Representations
and Warranties:         Customary and appropriate, including without limitation
                        due organization and authorization, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental liabilities and full disclosure.

Covenants:              Customary and appropriate affirmative and negative
                        covenants, including but not limited to financial covenants related to minimum fixed charge coverage, minimum net worth and maximum leverage tests. Other covenants will include limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon.

                        The basket for permitted acquisitions in the Existing Credit Agreement will be raised from $75 million to $150 million;

                        provided that there will be disregarded for purposes of the $150 million cap amounts paid in acquisitions for which the Company has entered into definitive agreements prior to the Closing Date and as to which, prior to the effectiveness of the definitive loan documentation, the Company has provided to the Lenders information (including evidence of pro forma covenant compliance) reasonably satisfactory to the Lenders.

                        The existing restriction on sale leasebacks in the Existing Credit Agreement will be revised to permit the Company to do sale leaseback transactions in an aggregate amount not to exceed $25 million during the life of the deal, so long as the resulting sale proceeds are subject to the "Mandatory Prepayments" provision above. Conforming changes will be made to the debt, lien and asset sale covenants.

                        The restricted junior payments covenant referred to above shall be revised from the Existing Credit Agreement to permit, so long as no default has occurred and is continuing, (i) the redemptions of DMFC and Company public debt as identified in the sources and uses table in the Financing Letter, (ii) semi-annual dividends to DMFC commencing in 2003, each in an amount sufficient to permit DMFC to pay its next scheduled payment of cash interest on its 12.5% Senior Discount Notes due 2007 (the "DMFC Notes") and (iii) other dividends to DMFC; provided, that the Company (x) in the cases of clauses (i) and (ii), both prior to and immediately after giving effect to any such dividend, must satisfy a pro forma ratio of leverage to EBITDA (which ratio shall, in each case, be lower than the corresponding ratio in the financial covenants) and (y) in the case of clause (iii), both prior to and immediately after giving effect to any such dividend, must satisfy a pro forma ratio of leverage to EBITDA (which ratio shall be lower than the corresponding ratio in the financial covenants and shall be lower than the ratio applicable to clause (ii) above).

Events of Default:      Customary and appropriate, including without limitation
                        nonpayment of principal when due, nonpayment of interest, fees or other amounts after a grace period to be agreed upon, defaults under other agreements or instruments of indebtedness in excess of specified amounts, noncompliance with covenants (subject, in the case of certain covenants, to a grace period to be agreed upon), material inaccuracy of representations and warranties, bankruptcy, unsatisfied judgments in excess of specified amounts, impairment of security interests in collateral, invalidity of guarantees, and "change of control" (to be revised from the definition in the Existing Credit
                        Agreement to reflect the changed character of share ownership following the Offering).

II.     CONDITIONS TO LOANS

Certain Conditions
Precedent to
Initial Funding:        Customary and appropriate conditions precedent to the
                        initial funding of the Facilities on the Closing Date will include, without limitation, the following:

                        1. Satisfactory Financing Documentation. The definitive documentation evidencing the Facilities (the "Definitive Financing Documents") shall be prepared by counsel to the Agents and shall be in form and substance reasonably satisfactory to the Agents and Lenders.

                        2. Satisfactory Transaction Documentation. The definitive documentation relating to the Transactions shall be in form and substance reasonably satisfactory to the Agents and Lenders.

                        3. Offering, Prepayment and Redemptions. DMFC shall have received not less than $225 million in gross proceeds from the Offering. Of such proceeds, DMFC may retain an amount not in excess of 35% of the accreted value at the time of redemption of DMFC Notes (plus an amount equal to the applicable prepayment premium thereon) to redeem such notes. DMFC shall have contributed the balance of such proceeds to the Company and the Company shall have redeemed not more than 35% of its 12-1/4% Senior Subordinated Notes due 2007. Furthermore, the Company shall have paid down amounts outstanding under the Existing Credit Facility such that, after giving effect to the amendment and restatement thereof, on the Closing Date the total amount drawn will not exceed the amount set forth in the sources and uses table in the Financing Letter across from the caption "Del Monte Senior Debt Subtotal".

                        4. Syndication. The portion of the Facilities not committed to in the Financing Letter shall have been committed to by financial institutions satisfactory to the Arranger and the Company.

                        5. Certain Approvals and Agreements. All governmental and third party approvals necessary in connection with the Transactions, the financings contemplated hereby and the continuing operations of the business of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transactions or the financing thereof, in each case except for such governmental and third party approvals which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Company (a "Material Adverse Effect").

                        6. Security. The Collateral Agent, for the benefit of Lenders, shall have been granted on the Closing Date a perfected security interest in all assets to the extent described above under "Security".

                        7. No Material Adverse Change or Effect. Since December 31, 1997, there shall have occurred no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Company. The Agents shall have been promptly notified of any conditions or events not previously disclosed to the Agents and of any new information or additional developments concerning conditions or events previously disclosed to the Agents which is reasonably likely to have a Material Adverse Effect.

                        8. Customary Closing Documents. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, corporate records and documents from public officials and officers' certificates as to solvency and other corporate and financial matters, shall have been delivered.

                        9. Structure of Transactions. The structure of the Transactions shall be reasonably satisfactory to the Agents.

Borrowings:             The conditions to all borrowings will include
                        requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, and will otherwise be customary and appropriate for financings of this type.

III.    MISCELLANEOUS

Syndication:            Without limiting the respective commitments of BofA and
                        BTCo. in the Financing Letter, a syndicate of financial institutions will be arranged by the Arranger to provide the Facilities. Company shall cooperate with the Arranger in the syndication of the Facilities
                        (including, but not limited to, participation in meetings with Lenders and assisting in the preparation of a Confidential Information Memorandum and other materials to be used in connection with such syndication) and shall provide and cause its advisors to provide all information reasonably deemed necessary by the Arranger to complete a successful syndication. The
                        Company also agrees to coordinate with the Arranger's primary syndication efforts any other financings by the Company.

                        The Lenders may assign all or, in an amount of not less than $5 million or, if less, the remaining loans and/or commitments under the revolving credit or any tranche of term loans, any part of their share of the Facilities to affiliates or one or more banks or other entities that are eligible assignees (to be described in the loan documentation) which are acceptable to the Arranger and the Company, such consent not to be unreasonably withheld, and upon such assignment, such affiliate, bank or entity shall become a Lender for all purposes of the loan documentation; provided that assignments made to affiliates and other Lenders shall not be subject to the $5 million minimum assignment requirement. Lenders will have the right to sell participations, subject to customary limitations on voting rights and other terms to be negotiated, in their share of the Facilities. Participants will be entitled to benefit from the provisions set forth below in "Taxes, Reserve Requirements & Indemnities" to the same extent as if a Lender, but the Company will not be required to pay any amount in respect thereof to a participant that is greater than the amount the Company would have been required to pay had no participation been sold.

Requisite Lenders:      Lenders holding in the aggregate more than 50% of the
                        commitments under the Facilities.

Taxes, Reserve
Requirements &
Indemnities:            All payments are to be made free and clear of any taxes
                        (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders (including foreign transferees) shall furnish to Administrative
                        Agent (for delivery to the Company) appropriate certificates or other evidence of exemption from U.S.
                        federal tax withholding.

                        The Company is to indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the Euro-Dollar Rate.

Governing Law
and Jurisdiction:       The Company will submit to the non-exclusive
                        jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law shall govern loan documentation.

Counsel to Agents:      Mayer, Brown & Platt.

SCHEDULE I


------------------------------------------------------------------------------------------------------
                                                            Level II                  Level III
                                     Level I         Greater than or equal    Greater than or equal to
                                 Greater than or    to 3.50:1 but less than     3:00:1 but less than
Senior Debt to EBITDA Ratio(1/)  equal to 4:00:1             4:00:1                    3.50:1
------------------------------------------------------------------------------------------------------

Applicable Base Rate Margin           0.75%                  0.50%                      0.25%
Revolver/Tranche A
------------------------------------------------------------------------------------------------------

Applicable Euro-Dollar Rate           1.75%                  1.50%                      1.25%
Margin Revolver/Tranche A
------------------------------------------------------------------------------------------------------

Applicable Euro-Dollar Rate          2.000%                 1.875%                     1.875%
Margin Tranche B
------------------------------------------------------------------------------------------------------

L/C Fee Rate for Commercial           1.25%                  1.00%                      0.75%
Letters of Credit
------------------------------------------------------------------------------------------------------

L/C Fee Rate for Standby              1.75%                  1.50%                      1.25%
Letters of Credit
------------------------------------------------------------------------------------------------------

Revolver Commitment Fee Rate         0.500%                 0.375%                     0.375%
------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------
                                         Level IV
                                 Greater than or equal to
                                   2.50:1 but less than          Level V
Senior Debt to EBITDA Ratio(1/)           3:00:1             Less than 2.50:1
-----------------------------------------------------------------------------

Applicable Base Rate Margin                0.00%                   0.00%
Revolver/Tranche A
-----------------------------------------------------------------------------

Applicable Euro-Dollar Rate                1.00%                   0.75%
Margin Revolver/Tranche A
-----------------------------------------------------------------------------

Applicable Euro-Dollar Rate               1.750%                  1.750%
Margin Tranche B
-----------------------------------------------------------------------------

L/C Fee Rate for Commercial                0.50%                   0.25%
Letters of Credit
-----------------------------------------------------------------------------

L/C Fee Rate for Standby                   1.00%                    .75%
Letters of Credit
-----------------------------------------------------------------------------

Revolver Commitment Fee Rate              0.300%                  0.250%
-----------------------------------------------------------------------------


--------
(1/) Utilizes average monthly senior debt under the Revolver.